EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference by China Armco Metals, Inc. in (i) Amendment No. 1 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-3 (No. 333-153418), (ii) the Registration Statement on Form S-8 (No. 333-162774), and (iii) the Registration Statement on Form S-3 (No. 333-167168) of our report dated March 31, 2011 on the consolidated balance sheets of China Armco Metals, Inc. (collectively “Armco Metals” or the “Company”) and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the years then ended appearing in China Armco Metals, Inc. Annual Report on Form 10-K for the year ended December 31, 2010.

/s/Li & Company, PC
Li & Company, PC
Skillman, New Jersey
March 31, 2011